CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our reports dated December 22, 2022, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 27, 2023

Appendix A

Fund Name

Columbia Seligman Semiconductor and Technology ETF

Columbia Multi-Sector Municipal Income ETF

Columbia Short Duration Bond ETF

Columbia U.S. ESG Equity Income ETF

Columbia International ESG Equity Income ETF

Columbia Diversified Fixed Income Allocation ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced Value ETF